                                                                     Exhibit 4.1


                               OMNIBUS AGREEMENT
                               -----------------

     OMNIBUS AGREEMENT (this "Agreement"), dated as of May 31, 2001, by and between BOSTON LIFE SCIENCES, INC., a Delaware corporation (the "Company"), and
                                                                 -------
BROWN SIMPSON PARTNERS I, LTD., a Cayman Islands company (the "Holder").
                                                               ------

     Reference is made to each of the Series A and Series B Stock Purchase Warrants set forth on Schedule I hereto (each a "Warrant", together the
                                                 -------
"Warrants") issued by the Company and held by the Holder, for the purchase of an
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aggregate of 1,690,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), subject to certain adjustments as set forth in the
            ------------
Warrants. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Warrants or the transaction documents related thereto.

     The Company and the holder each hereby acknowledge and agree that Section 3(a) of each Warrant shall be null and void and of no further force and effect, and replaced in its entirety with the following:

     "3. Exercise Price. The initial per share exercise price of this Warrant, representing the price per share at which the shares of stock issuable upon exercise of this Warrant may be purchased, is $4.625, subject to adjustment from time to time pursuant to the provisions of Section 6 hereof (the "Exercise Price")."

     The Company and the Holder each further hereby acknowledge and agree that
Section 6(i) of each Warrant only shall apply to situations where the Company raises cash through the issuance of shares of its Common Stock or options, warrants or other securities convertible or exchangeable therefore (other than Excluded Services). The Company and the Holder each further hereby acknowledge and agree that Section 6(h)(i)(D)(V) ("Certain Events") shall be deleted and shall have no force and effect. All other provisions of the Warrants, except as otherwise specifically set forth herein, shall remain in full force and effect.

     The current registration statement for the Warrants, which is presently effective, shall remain effective in accordance with the terms of the Registration Rights Agreement dated September 22, 1999, among the Company and the Purchasers as set forth therein.

     The Company further acknowledges and agrees that, if requested by the Holder at any time, it immediately will issue new warrants reflecting the changes set forth herein, but acknowledges that such new warrants are not necessary for the exercise of the Warrants in accordance with the provisions set forth herein and therein.
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     In consideration of the foregoing, the Holder hereby acknowledges and agrees that, through and including May 31, 2002, it only shall sell shares of the Common Stock (including shares of the Common Stock issuable upon the exercise of the Warrants) in accordance with the following:

     .    On any day when the Common Stock trades fewer than 100,001 shares, the
Holder may sell up to ten percent (10%) of the daily volume (on a net basis, i.e., including sales and purchases) as traded on the Nasdaq or a Subsequent
----
Market (the "Daily Volume");
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     .    On any day when the Common Stock trades between 100,001 and 150,000 shares, the Holder may sell up to fifteen percent (15%) of the Daily Volume (on a net basis);

     .    On any day when the Common Stock trades between 150,001 and 300,000 shares, the Holder may sell up to twenty percent (20%) of the Daily Volume (on a net basis);

     .    On any day when the Common Stock trades between 300,001 and 700,000 shares, the Holder may sell up to twenty-five (25%) of the Daily Volume (on a net basis); and

     .    On any day when the Common Stock trades in excess of 700,000 shares, the Holder may sell up to thirty percent (30%) of the Daily Volume (on a net basis).

provided further, however, that on any Trading Day when the Common Stock closes
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above $8.00 per share, each of the above percentages shall be increased by five percent (5%) for that Trading Day; provided further, however, that on any
                                   -------- -------  -------
Trading Day when the Common Stock closes above $10.00 per share, each of the above percentages shall be increased by ten percent (10%) for that Trading Day; provided further, however, that on any Trading Day when the Common Stock closes
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above $12.00 per share, there shall be no restriction on the number of shares of
Common Stock that the Holder may sell on that Trading Day.  (The trading activity set forth in the foregoing five bullet points hereinafter shall be referred to as the "Permitted Sales"). Notwithstanding the foregoing, the
Holder may not sell Common Stock constituting 25% or more of the Daily Volume for more than two (2) consecutive Trading Days; provided, however,  that the
                                                --------  -------
restriction contained in the immediately preceding clause shall not apply if the Common Stock closes above $8.00 per share. Nothing contained herein shall restrict the ability of the Holder to sell any number of shares of Common Stock in a direct placement with a single purchaser or group of purchasers, such as direct placement to be made on an off-market basis.

     The Holder hereby agrees that, without the prior written consent of the Company, neither it nor its affiliates will through and including May 31, 2002, in excess of the Permitted Sales, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of the Common Stock or any securities convertible into or exercisable or exchangeable for shares of the Common Stock (including, inter alia, the Warrants) or (ii) enter into any
                             ----- ----
swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of the Common Stock or other securities, in cash or otherwise. The foregoing sentence shall not apply to, or in any way affect,
(a) the Permitted Sales or (b) transfers to the Holder's investors, partners (general or limited), shareholders, members, or affiliates, provided, however, that in the
                                                -----------------
case of (b), the transferee must agree to be bound by the restrictions set forth in this Agreement.

     Any copy of this Agreement containing a facsimile signature page shall be deemed an original. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed within that State, without regard to the conflicts of laws principles thereof.

     At the sole option of the Holder, the Company will be obligated to issue an additional 50,000 common shares (with piggyback rights of registration) to the Holder, provided the Holder elects to restrict its sale of stock at prices over $12 not to exceed the amounts permitted (as above described) for the $10 price level. This option to give up unrestricted sales over the $12 price level will apply only if at the time of such election (made through notification to the Company by the Holder) prior to January 1, 2002, the Holder still owns at least one million shares in the aggregate counting both common stock and unexercised warrants.


BOSTON LIFE SCIENCES, INC.


/s/ David Hillson
----------------------------
Name:  David Hillson
Title:  Chairman & CEO


Acknowledged and Agreed:

BROWN SIMPSON PARTNERS I, LTD.


/s/ Peter D. Greene
----------------------------
Peter D. Greene
Attorney-In-Fact
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                                  SCHEDULE I
                                  ----------

Warrant Series/No.           Registered Owner         Number of Shares
-----------------            ----------------         ----------------

A/1                   Brown Simpson Partners I, Ltd.           776,000

A/2                   Brown Simpson Partners I, Ltd.           194,000

B/1                   Brown Simpson Partners I, Ltd.           576,000

B/2                   Brown Simpson Partners I, Ltd.           144,000